Exhibit 15.2

CONSENT OF GOODWIN PROCTER LLP

We hereby consent to the reference to us under the heading “Item 1. Identity of Directors, Senior Management and Advisers—B. Advisers” in the Registration Statement on Form 20-F of Robin Energy Ltd. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

/s/ Goodwin Procter LLP
Goodwin Procter LLP
New York, New York
February 28, 2025